99.1 Press Release

Contact:
Manakoa Services Corporation
James C. Katzaroff, Chief Executive Officer
(509) 736-7000
jkatzaroff@manakoa.com

Manakoa Services Corporation Retains Martinez-Ayme Securities for Investment Banking Services

Manakoa Services Corporation (OTC BB:MKOS.OB - News), a security technology company with proprietary optical and biotechnology products that address the global need for anti-counterfeiting and product diversion technology, announced the appointment of the investment banking firm of Martinez-Ayme Securities, Inc., of Miami, Florida, to support the expansion of Manakoa's new business developments. Manakoa's anti-counterfeiting DNA technology is at the forefront of brand protection and anti-counterfeiting since it is based on identification of the encoded DNA in a product through forensic analysis -- the scientific standard in authenticity.

James C. Katzaroff, CEO of Manakoa, stated, ``Martinez-Ayme's financial expertise and resources are a good corporate fit for Manakoa's new security technology initiatives which target global industries that are plagued by counterfeiting and brand diversion. These markets include health care/pharmaceuticals, beauty products, luxury goods, fine art and collectibles and the automotive industry.''

Martinez-Ayme Securities provides a full suite of investment banking services that will aid Manakoa's growth. President Rey Martinez said, ``We are impressed with Manakoa's market vision and proprietary technology and are eager to assist the company with our diverse financial capabilities as they penetrate the multi-billion dollar global market for brand protection and supply chain management.''

About Martinez-Ayme Securities, Inc. (``MAS'')

Martinez-Ayme is a full service boutique investment bank, with particular emphasis on emerging growth companies. MAS specializes in mergers, acquisitions, capital raises, public offerings, market making, trading, and consulting services for companies as well as for individuals. MAS principals and associates have more than 80 years aggregate experience in the securities industry and have become the 'first choice' for emerging growth companies who need representation and access to the capital markets. Martinez-Ayme Securities is a member of the National Association of Securities Dealers (NASD), the Securities Investors Protection Corporation (SIPC) and is a registered broker-dealer with the Securities and Exchange Commission (SEC). MAS was founded in 1999 in Miami, Florida.

About Manakoa Services Corporation (``Manakoa'')

Manakoa is a developer and supplier of security marking technology for high-value products and brand names that are under siege by counterfeiters. Manakoa also provides risk management consulting through track and trace technologies that provides brand owners with manufacturing source authentication and tracking through their entire distribution chain, from point of manufacture to the final destination. Manakoa's security solutions offer their clients state-of-the-art technology to assure safe, secure, and traceable chain of custody throughout their worldwide network.

Except for historical information contained herein, the matters set forth in this press release, such as statements relating to the Company's ability to drive technological developments and the acceptance and timing of product introductions, are forward-looking statements that are subject to risks and uncertainties, including timely development and acceptance of new products, the impact of competitive products and pricing, the timely development and release of products by suppliers, and other risks detailed in the Company's periodic filings as filed with the SEC.